Exhibit 5.1
December 2, 2010
Concho Resources Inc.
550 West Texas Avenue, Suite 100
Midland, Texas 79701
     RE: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Concho Resources Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the selling stockholders (the “Selling Stockholders”), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 2, 2010 (such Registration Statement, being referred to herein as the “Registration Statement”), of up to 6,622,517 shares of common stock, par value $.001 per share, of the Company (the “Common Shares”).
     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (ii) the Common Shares will be sold in the manner described in the Registration Statement.
     In connection with the opinion expressed herein, we have examined, among other things, (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, and (iii) the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
     Based upon the foregoing, we are of the opinion that the Common Shares proposed to be sold by the Selling Stockholders are duly authorized, validly issued, fully paid and nonassessable.
     The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

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December 2, 2010 Page 2
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.